Exhibit 99.1

Media Contact for SFX

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

SFX ENTERTAINMENT ACQUIRES MADE EVENT, CREATORS OF ELECTRIC ZOO FESTIVAL

NEW YORK — (November 4, 2013) — SFX Entertainment, Inc. (NASDAQ: SFXE), the world’s largest producer of live events and entertainment content focused primarily on electronic music culture (EMC), announced today that it has acquired Made Event, the premiere electronic music production company and creators of the Electric Zoo Festival.

“The acquisition of Made is strategically important for SFX, as it establishes a strong foothold for us in the New York City region,” said SFX Chairman and CEO Robert F.X. Sillerman.  “Co-founders Mike Bindra and Laura De Palma are the ultimate industry professionals, and our management team will benefit greatly from their years of experience. We plan to develop the Electric Zoo brand internationally and have the opportunity to build other SFX brands in the U.S. with the support of Mike, Laura and the team at Made.”  SFX acquired all of Made in the transaction, after previously agreeing to acquire 70% of the company.

Bindra and De Palma bring more than 20 years of experience in the promotion, production, and execution of electronic dance events to SFX. Made Event has been behind some of the largest and most iconic events in the industry, presenting world-class talent with the highest standards in state-of-the-art sound and visual production.

The Electric Zoo Festival is New York City’s largest dance music festival with more than 100,000 attendees. Established in 2009, it takes place over Labor Day weekend on Randall’s Island and features the top names in electronic music, bringing a wide variety of acts from around the world and across the spectrum of electronic music’s various sub-genres.

Made also presents many events throughout the year, such as the Governor’s Beach Club concert series in New York, Armin van Buuren’s ASOT 600 at Madison Square Garden, and recent sold-out shows by Hardwell and Benny Benassi.  It is also a regular contributor to New York-based art & culture charities.

“After years of independence, we couldn’t be happier about our venture with SFX,” said Bindra. “To date, SFX has brought together the top companies and individuals in the electronic dance music industry.”

De Palma added, “The SFX team of industry leaders will provide a network of opportunities, allowing us to expand our vision of presenting the highest caliber, fan-focused electronic music events in exciting and innovative environments around the globe.”

SFX’s stock began trading on The NASDAQ Global Select Market on October 9, and the company will file its third quarter 10-Q report on November 22.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused primarily on electronic music culture (‘‘EMC’’). SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community. SFX was born out of the technology revolution, as the music industry evolved into DJ- and producer-led creations driven by social and digital consumer media.  SFX produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents and Life in Color. SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.